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                                                             Exhibit 10(q)

                                AMENDMENT TO THE
              SEVERANCE, NONCOMPETITION AND NONDISCLOSURE AGREEMENT

                             DATED JANUARY 18, 2000

                  THIS AGREEMENT, dated as of February , 2000, between Response USA, Inc., a Delaware corporation, with its principal address at 3 Executive Campus, 2nd Floor South, Cherry Hill, NJ 08002 (the "Company") and Ronald Feldman, an individual with an address at 1645 Fawn Lane, Huntingdon Valley, PA 19006 (the "Executive"), in accordance with the agreements of the parties, intending to be legally bound and in consideration of the good, valuable and mutual promises and covenants set forth hereinafter, modifies and amends, in specified parts, the Severance, Noncompetition and Nondisclosure Agreement entered into between the parties on January 18, 2000 (the "Original Agreement") as follows:

                  SECTION 1:        NO OTHER AMENDMENTS

                  It is specifically agreed by and between the parties that the Original Agreement shall remain in full force and effect except as specifically modified herein and that in the case of any conflict in the terms of the two agreements, the terms of this Agreement shall control.

                  SECTION 2: MODIFICATION TO SECTION 1 OF THE JANUARY 18, 2000 SEVERANCE, NONCOMPETITION AND NONDISCLOSURE AGREEMENT BETWEEN RESPONSE USA INC. AND RONALD FELDMAN

                  Section 1 of the Original Agreement is hereby modified to read as follows:

         1.       TERMINATION OF EMPLOYMENT; SEVERANCE PAYMENT

                  (a) Effective February 28, 2000 (the "Termination date"), the Company shall terminate the Executive's employment pursuant to Section 7.2 of the Employment Agreement without Cause (as such term is defined in the Employment Agreement). The Executive hereby waives any notice requirement for termination without Cause pursuant to the Employment Agreement. Effective January 18, 2000, the Executive shall resign as an officer and director of the Company and any subsidiary of the Company, but shall remain as an employee of the Company until the Termination Date. From the date hereof until the Termination Date, the Executive shall continue to be entitled to receive all salary and benefits which he is currently receiving as an Executive of the Company pursuant to the Employment Agreement. Effective on the Termination date, executive's employment with the Company shall be terminated and following the Termination date Executive shall no longer be employed by the Company or any subsidiary of the Company and shall not be entitled to any benefits as an Executive of the Company, other than as required by law.

                  (b) On the Termination Date, the Company shall pay to the Executive, in one lump sum payment, as severance, the sum of Three Hundred Twenty-One Thousand, Two Hundred Fifty-Seven Dollars and Zero Cents ($321,257.00).

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                  (c)      Commencing on the first day of April, 2000 and
continuing on the first day of each succeeding calendar month thereafter, to and including the first day of March, 2002, the Company shall pay to the Executive, as additional severance, in 24 equal monthly payments in the amount of Twenty-Nine Thousand One Hundred Two Dollars and Zero Cents ($29,102.00).

                  (d) The Company shall reimburse Executive on the Termination Date, in an amount not to exceed Ten Thousand Dollars and Zero Cents ($10,000.00), for legal fees incurred by Executive as a result of the drafting and/or execution of the present Agreement, upon presentation of appropriate time records and invoices.

                  (e) The Company, at any time without prior notice or penalty, may prepay the amounts otherwise due to Executive, by paying Executive in accordance with the attached Schedule A. Upon payment of the appropriate amount set forth opposite the respective payment date on Schedule A, all amounts due pursuant to subparagraphs 1(b) and 1(c) shall be paid in full. In addition, the Company shall be obligated to make prepayments to Executive within 10 (ten) days following the occurrence of any one of the following events, in the respective amounts calculated below:

                           (i)      Fifty percent (50%) of all monies in excess
of the first Seven Hundred Fifty Thousand ($750,000) paid to the Company pursuant to the post-closing adjustments under the Stock Purchase Agreement with VSI/TAP, Inc., paid by such party to the Company in a lump sum or over a six month period; or

                           (ii)     the final approval of, and full funding
received by the Company from McGinn, Smith Capital Holdings Corporation in an amount of not less than thirty (30) times the applicable Monthly Recurring Revenue in connection with, the contract to provide goods and services to the City of New York. The Company agrees to use its commercially reasonable efforts to obtain such funding in an amount of not less than thirty (30) times the applicable Monthly Recurring Revenue.

                  (f) Upon payment of the appropriate amount set forth opposite the respective payment date on Schedule A, all amounts due pursuant to subparagraphs 1(b) and 1(c) shall be paid in full. If pursuant to the prepayment obligations in subparagraph 1(e) above, the Company makes a prepayment of less than the full amount then due on Schedule A, a new Schedule A shall be prepared to reflect the revised remaining payment schedule, calculated by the quotient obtained from the remaining amount then due divided by the remaining number of monthly payments under subparagraph 1(c) above. Any check, draft, money order, or other instrument given in payment of all or any portion of the obligations set forth by this Agreement shall not constitute payment under this Agreement or diminish any rights of the Executive except to the extent actual cash proceeds of such instruments are actually and unconditionally received by the Executive and applied to the indebtedness as provided in this Agreement. All payments shall be made in good and collected funds available to the Executive on or before the respective due dates. If any check or other negotiable instrument tendered as payment for any payment due under this Agreement is returned as uncollectable, the Company shall pay, an additional $100.00 fee for each check or instrument so returned.


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                  (g)      If at any time the Company shall fail to pay any
installment due to Executive under this Agreement when due and such amount shall remain unpaid for a period in excess of ten (10) days after such payment shall be due, in addition to any other rights or remedies that Executive shall have with respect to such failure to make timely payment under this Agreement, the Company shall be liable to pay on demand a late charge (the "Late Charge"), to the extent permitted by law, equal to five percent (5%) of each such late installment or part thereof.

                  (h) If the Executive becomes a party to any suit or proceeding or if the Executive engages counsel to collect any of the indebtedness under the terms of this Agreement or to enforce performance of the agreements, conditions, covenants, provisions, or stipulations of this Agreement and Executive receives a final, nonappealabe judgement against the Company, the Executive's reasonable costs, expenses and counsel fees, shall be paid to the Executive by the Company, within ten (10) days after demand. All such costs, expenses, and counsel fees so incurred of every kind and character shall be a demand obligation owing by Company and the party incurring such expenses shall be surrogated to all rights of the person receiving such payment until paid and such costs, expenses, and counsel fees shall be deemed to be part of the indebtedness hereunder. In addition, and without limiting the foregoing, the Company will, on demand, reimburse the Executive for all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of legal counsel incurred by the Executive:

                           (i)      in connection with the enforcement of this
Agreement as a result of the occurrence of any default or event of default under this Agreement;

                           (ii)     as a result of this Agreement being placed
in the hands of an attorney for collection or enforcement or being collected or enforced through any legal proceeding;

                           (iii)    as a result of a claim being made under this
Agreement in any Bankruptcy, reorganization, receivership, or other proceedings affecting creditor's rights; and

                           (iv)     in connection with the Executive's rights
under this Agreement or any property subject thereto.

                  (i) The occurrence and continuance of any of the following events or conditions shall, except as otherwise expressly provided below; without notice or demand; constitute an "Event of Default" under this
Agreement:

                           (i)      Failure by the Company to pay the Executive
any sums within ten (10) days following the receipt by the Company of written notice from the Executive that such sums are due and payable, whether for principal, interest, fees, costs, charges, or otherwise, and whether upon stated maturity, acceleration, or otherwise, due under this Agreement;


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                           (ii)     Any dissolution, liquidation, merger,
consolidation, or termination of existence of the Company, except a merger or consolidation involving the Company where the Company is the surviving entity or where the surviving entity expressly assumes the obligations of this Agreement in writing in form and substance reasonably acceptable to the Executive; or

                           (iii)    Institution of any proceedings by or against
the Company or any general partner or controlling shareholder of Company under any bankruptcy, insolvency, debt adjustment, debtor rehabilitation, or similar statute, whether state or federal, and such proceedings shall have continued undischarged and unstayed for ninety (90) days after the commencement thereof, the appointment of a judicial officer or representative for the Company or for the Company's property, including without limitation, a receiver trustee, conservator, liquidator, sequestrator, custodian, or other similar or dissimilar judicial officer or representative.

                  (j) Upon the occurrence of an Event of Default, all sums due under this Agreement shall, at the option of the Executive, become immediately due and payable without notice or demand on the Company and without requiring any recourse against any person or property liable for paying or securing the sums due under this Agreement, and thereupon, the Executive shall have all rights and remedies provided under this Agreement. Upon the occurrence and continuance of an Event of Default under this Agreement, a rate of interest equal to five percent (5%) shall be charged on the unpaid balance of the amounts owed by the Company ("Default Rate.") Upon the occurrence of an Event of Default and the entry of a judgment against the Company under this Agreement, the interest rate to be paid by Company on the amount due under this Agreement shall continue at the Default Rate and the Executive may recover all reasonable costs of suit and other reasonable expenses in connection therewith, including reasonable attorneys fees for collection, together with interest on all of the foregoing, including without limitation, interest at the Default Rate, and after the date of any sheriff's sale until actual payment is made by the sheriff to the Executive of the full amount due to the Executive.

                  (k) In the event the Company fails to pay the amounts set forth in subparagraphs (b) and (c) above (other than in connection with an acceleration of such payments pursuant to subparagraphs (e) and (i) above), such sections sets forth a warrant of authority for any attorney to confess judgment against the Company and to execute upon said judgment by garnishment, levy, or any other type of execution against the Company's bank accounts or other personal property, real property, or intangible property in accordance with
Section 10 of the Original Agreement. In granting this warrant of attorney to confess judgment against the Company and to execute upon said judgment against the Company, the Company knowingly, intelligently, voluntarily, and unconditionally waives any and all rights the Company has or may have to notice and a prior judicial proceeding under the respective constitution and laws of the United States and the Commonwealth of Pennsylvania to determine the Company's rights and liabilities. All confessions of judgment or amicable actions set forth in this Section 1(k) shall be with release of procedural errors, waivers of appeals, and without stay of execution; and the Company waives all relief from any and all appraisement or exemption or action wherein all relief from any and all appraisement or exemption or action wherein judgment is to be confessed.


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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.



                                                     -------------------
                                                          RONALD FELDMAN



                                                          RESPONSE USA, INC.


                                                     By:
                                                         ----------------------


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